Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

(275 DAN ROAD, CANTON, MASSACHUSETTS)

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made this 11th day of August, 2021 (the “Effective Date”), by and between ORGANOGENESIS INC., a Delaware corporation (“Buyer”), and 275 DAN ROAD SPE, LLC, a Delaware limited liability company (“Seller”).

WITNESSETH:

WHEREAS, Seller is the owner of the land located at 275 Dan Road, Canton, Norfolk County, Massachusetts, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with the buildings and other improvements thereon (collectively, the “Property”);

WHEREAS, Seller, as landlord, and Buyer, as tenant, are parties to that certain Lease dated as of January 1, 2013 (the “Lease”), as evidenced by a notice of lease filed with the Norfolk County Registry District of the Land Court as Document No. 1290001, with respect to the Property; and

WHEREAS, Buyer desires to buy and Seller desires to sell the Property, on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

1.     Agreement to Sell and Purchase. In accordance with and subject to the terms and conditions hereof, on the date of Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property.

2.     Purchase Price. The purchase price to be paid to Seller at Closing for the sale of the Property to Buyer as provided for herein shall be Six Million and 00/100 Dollars ($6,000,000.00) (the “Purchase Price”), subject to credit, debit and adjustment as provided in Paragraph 8 below, which sum shall be payable to Seller in cash, cashier’s check or wire transfer of current funds.

3.     Closing. The closing (the “Closing”) of the transactions contemplated hereby shall be on August 11, 2021, subject to extension as set forth in Paragraph 6, below. The Closing shall be completed by escrow closing through the Law Office of Joel A. Stein, as agent for Fidelity National Title Insurance Company (the “Title Company”). The Closing shall not be deemed to be completed until all documents described in Paragraph 4, below and payments described above have been properly delivered (and recorded where appropriate) to the reasonable satisfaction of all parties.

4.     Delivery of Deed; Documents at Closing. On the date of Closing,

(a)     Seller shall execute and deliver to Buyer,

(i)     a Massachusetts Quitclaim Deed transferring and conveying to Buyer, or to a nominee designated by Buyer no later than seven (7) days prior to the date of Closing, good, clear, record and marketable title to the Property, subject only to (w) provisions of existing building and zoning laws; (x) such real estate taxes that (1) are not yet due or payable or (2) are Buyer’s obligation to pay under the Lease; (y) any liens for municipal betterments assessed after the date of the Lease; and (z) easements, restrictions, conditions, reservations, encroachments and other matters of record existing on the date hereof or which an accurate survey would show, which deed shall include a recitation that Seller is not treated as corporation for federal tax purposes, and shall be in proper form for recording and otherwise in form reasonably satisfactory to Seller and Buyer;

(ii)     [intentionally omitted];

(iii)     a recordable termination of the Lease;

(iv)    a warranty bill of sale transferring and conveying to Buyer (or nominee) good, clear and marketable title to any personal property included as part of the sale of the Property;

(v)     a standard form Seller’s title affidavit, against parties in possession and mechanic’s liens;

(vi)     a standard form of certificate of non-foreign status;

(vii)     a certificate, signed by Seller, restating as of the date of Closing all of Seller’s representations and warranties contained herein;

(viii)     a recordable certificate of existence and good standing for Seller from the Secretary of the Commonwealth;

(ix)     [intentionally omitted];

(x)    evidence satisfactory to Buyer and to the Title Company that all necessary approvals and/or consents by managers and members of Seller and by any other person(s), have been delivered, and such other evidence satisfactory to Buyer and the Title Company of Seller’s authority and the authority of the signatory on behalf of Seller to convey the Property pursuant to this Agreement; and

(xi)     such other documents, if any, as may be reasonably required by the Title Company, on forms customarily used by title insurance companies or lenders and reasonably satisfactory to Seller, in order to issue an owner’s policy of title insurance or make a mortgage loan secured by the Property.

(b)     Seller shall deliver to Buyer to the extent in Seller’s possession or control, (x) originals or copies of all warranties, guaranties and operating manuals, if any, with respect to the Property together with an assignment thereof in form and substance reasonably acceptable to Buyer; (y) originals or copies of all land use, environmental, traffic and building permits, licenses, variances and the like relating to the Property, and originals or copies of all certificates of occupancy for the building and other improvements which form a part of the Property, together with an assignment thereof in form and substance reasonably acceptable to Buyer; and (z) keys to all locks at the Property;

(c)     Buyer shall obtain and deliver a current Municipal Lien Certificate, and

(d)     Buyer and Seller shall execute and deliver to one another counterpart originals of closing statements verifying the adjustments to the Purchase Price.

5.    Possession. On the date of Closing, Seller shall transfer to Buyer full possession of the Property free of all tenants and occupancy except Buyer, as the tenant under the Lease and any one claiming under Buyer. The Property shall then materially be in the same condition as it is as of the date hereof, damage by fire or other casualty and taking by eminent domain excepted (such matters being governed by the provisions of Paragraphs 15 and 16 herein).

6.     Extension to Perfect Title or Make the Premises Conform. If Seller shall be unable to give title or to make conveyance, or to deliver possession of the Property, all as herein stipulated or if at the time of the delivery of the Deed the Property does not conform with the provisions hereof, then, Seller shall use reasonable efforts to remove any monetary encumbrances granted by, on behalf of, or against Seller appearing on title first occurring after the date of Buyer’s title insurance commitment, or to deliver possession as provided herein, or to make the Property conform to the provisions hereof, as the case may be, in which event the time for performance hereof shall be extended for a period of up to thirty (30) days to allow Seller to undertake such efforts. Furthermore, if either party is prevented, restricted or delayed in its performance under this Agreement on the date of Closing set forth in in Paragraph 3 because of unforeseen circumstances beyond such party’s reasonable control, such as acts of God, war, terrorism, riot, embargoes, acts of civil or military authorities, restrictive governmental laws, regulations or orders (including health related stay-at-home orders), pandemics, epidemics fire, flood or earthquake (a “Force Majeure”), then the date of Closing will be deferred for the duration of such event of Force Majeure. The party so affected will give the other party prompt and detailed notice of the Force Majeure, including the probable duration thereof, and will promptly notify the other party when the Force Majeure has ended. If a Force Majeure continues to affect a party’s performance under this Agreement for more than sixty (60) days, the other party may in its sole discretion terminate this Agreement upon written notice to the affected party. Notwithstanding the foregoing to the contrary, lack or unavailability of funds shall not be deemed to be an event of Force Majeure.

7.     Remedies. If the sale of the Property has not occurred by the date fixed for Closing (or any extension date mutually agreed to by the parties) owing to failure of (i) satisfaction of a condition precedent to Buyer’s or Seller’s obligations, or (ii) performance by Buyer hereunder, either party may terminate this Agreement by written notice to the other party, and neither party shall have any further liability hereunder except for obligations that expressly survive termination of this Agreement. If the sale of the Property has not occurred by the date fixed for Closing (or any such extension date) owing to failure of performance by Seller, Buyer shall have the right, as its sole and exclusive remedy, to either (i) seek specific performance from

Seller, or (ii) terminate this Agreement, whereupon the parties shall have no further liability hereunder except for obligations that expressly survive termination of this Agreement; provided, however, that should Buyer fail to notify Seller of its election on or before thirty (30) days after the date fixed for Closing (or any such extension date), Buyer shall be deemed to have elected to terminate this Agreement. IN NO EVENT SHALL ANY OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, PARTNER, EMPLOYEE OR AGENT OF SELLER OR BUYER HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

8.     Adjustments. Pursuant to the Lease, Buyer, as tenant, is responsible for all taxes, maintenance and operating expenses with respect to the Property. Rent under Lease shall be apportioned as of the Closing.

9.     Incidental Costs and Expenses. Buyer shall pay all recording fees (other than recording fees to clear title to the Property, which shall be paid by Seller), all Buyer’s survey costs, all Buyer’s title commitment and title insurance premiums. Seller shall pay all transfer taxes or revenue stamps incidental to the recordation of the deed. Buyer and Seller shall each pay one half of the escrow fees, if any, charged by the Title Company. Except as otherwise expressly provided in this Agreement, Buyer and Seller shall pay their own respective costs and expenses, including attorneys’ fees, incidental to this Agreement and the transactions contemplated hereby.

10.     Seller’s Authority. Seller represents and warrants that Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its State of organization, and is authorized to transact business in the State in which the Property is located, and Seller is duly authorized to execute, deliver and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto.

11.     Buyer’s Authority. Buyer represents and warrants that Buyer is a corporation duly formed, validly existing and in good standing under the laws of its state of organization, and is authorized to transact business in the State in which the Property is located, and Buyer is duly authorized to execute, deliver and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto.

12.     Commissions. Seller and Buyer each represent and warrant to one another that it has not dealt with any broker, finder or other person in connection with the sale or negotiation of the sale of the Property in any manner that might give rise to any claim for commission. Each of Buyer and Seller shall defend, indemnify and hold harmless the other from and against any and all claims of any brokers, finders or any like third party claiming any right to commission or compensation by or through acts of Buyer or Seller in connection herewith. The provisions of this Paragraph 12 shall survive the Closing or the termination of this Agreement.

13.    Conditions.

(a)    The obligations of Buyer to consummate the transactions provided for in this Agreement are subject to the satisfaction of the following conditions on or before the dates specified, subject to the right of Buyer to waive any one or more of such conditions:

(i)    Buyer shall be able to obtain at Closing from the Title Company an owner’s title policy in the form customarily available in the jurisdiction in which the Property is located or an unconditioned written agreement to issue to Buyer such a title policy in the amount of the Purchase Price (a “Title Policy”), insuring or committing to insure, as the case may be, Buyer, as fee owner of the Property, without exceptions other than the standard exclusions from coverage printed in the current American Land Title Association (“ALTA”) policy cover, the standard printed exceptions contained in the ALTA form currently in use for survey matters and real estate taxes (which shall only except real estate taxes not yet due and payable) and those exceptions permitted by Paragraph 4(a)(i) of this Agreement.

(ii)    There shall not have been instituted or be pending any litigation or claims relating to the Property or Seller or Seller’s ability to sell the Property in accordance with the terms of this Agreement.

(iii)    All of the representations by Seller set forth in this Agreement shall be true and correct.

(iv)    There shall be no outstanding notices of violation with respect to the Property from any governmental authorities (unless caused by Buyer, as tenant under the Lease).

(v)    Subject to Paragraphs 15 and 16 herein with respect to casualty and condemnation, respectively, and except for changes made by or for Buyer, there shall have been no material change in the physical condition of the Property since the date of this Agreement.

(vi)    Title to the Property shall not have changed since the date of Buyer’s title insurance commitment.

(vii)    Seller shall have, on or before the date of Closing, performed all of its covenants, obligations and agreements under this Agreement.

In the event that any one or more of the condition precedents set forth in each such subsections of this Paragraph 13(a) above has not been satisfied or waived in writing on or before the Closing Date, this Agreement shall terminate, and neither party shall have any further liability or obligation hereunder, unless the failure of such condition precedent also constitutes a default under or breach of the terms of this Agreement on the part of Seller (in which event Buyer may, at its option, either terminate this Agreement as aforesaid and/or pursue its remedies set forth in Paragraph 7 hereof).

(b)    The obligations of Seller to consummate the transactions provided for in this Agreement are subject to the satisfaction of the following condition on or before the date specified, subject to the right of Seller to waive such condition: Buyer shall have, on or before the date of Closing, performed all of its covenants, obligations and agreements under this Agreement.

In the event that the condition precedent set forth in this Paragraph 13(b) has not been satisfied or waived in writing on or before the date specified above, this Agreement shall be terminated, and neither party shall have any further liability or obligation hereunder, unless the failure of such condition precedent also constitutes a default under or breach of the terms of this Agreement on the part of Buyer (in which event Seller may, at its option, either terminate this Agreement as aforesaid and/or pursue the remedies set forth in Paragraph 7 hereof).

14.     As-Is Sale. BUYER AGREES THAT BUYER IS BEING AFFORDED THE OPPORTUNITY TO FULLY AND COMPLETELY EXAMINE, INSPECT, TEST AND INVESTIGATE THE PROPERTY. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT BUYER AT CLOSING IS ACQUIRING THE PROPERTY “AS IS” AND “WHERE IS”, AND WITH ANY AND ALL FAULTS AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, THAT SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY, PHYSICAL CONDITION, VALUE OF THE PROPERTY OR IMPROVEMENTS THEREON, OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PROPERTY OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, WARRANTIES OF MERCHANTABILITY AND/OR OF FITNESS FOR A PARTICULAR PURPOSE), WHICH MIGHT BE PERTINENT IN CONSIDERING THE PURCHASE OF THE PROPERTY, AND BUYER DOES HEREBY EXPRESSLY ACKNOWLEDGE THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. SELLER IS NOT LIABLE FOR ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, PROMISES, STATEMENTS OR INFORMATION PERTAINING TO THE PROPERTY MADE OR FURNISHED BY ANY BROKER, OR ANY REAL ESTATE AGENT, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER.

15.    Casualty. In the event of the damage or destruction of all or any part of the Property, the aggregate cost to repair, replace and/or restore of which shall be $240,000 or more (as reasonably estimated by Seller), prior to Closing, Buyer may, at its option, exercisable by written notice to Seller, either (i) terminate this Agreement, whereupon neither party will have any further obligations hereunder, or (ii) continue under this Agreement, and Seller shall pay over or assign to Buyer, on delivery of the Deed, all amounts recovered or recoverable on account of any insurance plus the amount of any deductibles thereunder (but in no event more than the amount of the Purchase Price), less any amounts reasonably expended by Seller for partial restoration. In the event of the damage or destruction of any part of the Property prior to Closing, the aggregate cost to repair, replace and/or restore of which shall be less than $240,000 (as reasonably estimated by Seller), Buyer shall have no right to terminate this Agreement on account thereof, and Seller shall pay over or assign to Buyer, on delivery of the Deed, all amounts recovered or recoverable on account of any insurance plus the amount of any deductibles thereunder (but in no event more than the amount of the Purchase Price), less any amounts reasonably expended by Seller for partial restoration. Seller shall not, in any event, be obligated to effect any repair, replacement, and/or restoration, but may do so at its option. Seller shall immediately notify Buyer of any damage or destruction to the Property.

16.     Condemnation. In the event of the taking of any part material of the Property after the date hereof but prior to Closing, Seller shall promptly notify Buyer of notice received by it or information or awareness acquired by it regarding the threatening of or commencement of condemnation or similar proceedings. Seller shall assign to Buyer its interest in any condemnation award as a result of such taking; provided, that, in the event that the remaining portion of the Property is not suitable for Buyer’s intended use of the Property, Buyer may elect to terminate this Agreement.

17.     Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties named herein and to their respective heirs, administrators, executors, personal representatives, successors and assigns.

18.     Assignment. Buyer may not assign its rights and interests hereunder without the prior written consent of Seller. The foregoing shall not prohibit Buyer from designating a nominee to take title to the Property on the date of Closing.

19.     Seller’s Representations. In order to induce Buyer to enter into this Agreement and to consummate the purchase of the Property, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the date of Closing that:

(i)     Seller has not received any written notice that any government agency, body or subdivision thereof, or any employee or official considers the Property to have violated or be violating any applicable zoning ordinance or regulation, building code or other law, ordinance, rule, regulation or order, or that any investigation has been commenced respecting any possible violation thereof,

(ii)     there are no suits, actions, or proceedings pending, or to the actual knowledge of Seller threatened, before any judicial body or any governmental authority or any judgment, order, writ, injunction, decree or demand of any court or any governmental authority relating to the Property or any part thereof;

(iii)     Seller has not received any written notice of any pending condemnation action with respect to all or any portion of the Property and there are no existing condemnation or other legal proceedings affecting the existing use of the Property by any governmental authority having jurisdiction over or affecting all or any part of the Property;

(iv)     to Seller’s actual knowledge, there are no adverse or, other than Buyer, other parties in possession of the Property, or of any part thereof, as lessees, tenants at sufferance, tenants at will, or trespassers, nor are there any leases, licenses or other forms of occupancy agreements affecting the Property;

(v)     to Seller’s actual knowledge, no person has been granted any right or option to purchase the Property or any portion thereof;

(vi)     [intentionally omitted];

(vii)     neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in the acceleration of any encumbrance pertaining to the Property that will not be paid off at Closing, or (b) result in the creation of any lien, charge or encumbrance upon any of the Property, or (c) constitute a violation or breach by Seller of any contract or other instrument to which it is a party or to which it is subject or by which any of its assets or properties may be affected, or (d) result in a violation of any applicable law, order, rule or regulation of any governmental authority;

(viii)     Seller has not received any written notice of actual or pending imposition of any assessments for public improvements upon the Property;

(ix)     Seller is not a “foreign person” as defined by the Internal Revenue Code, Section 1445;

(x)     Seller has never and, to Seller’s actual knowledge, no party (other than Buyer, or its employees, agents or contractors) has ever used, generated, processed, stored, released, discharged, transported, handled or disposed of any hazardous waste, or hazardous substances or materials, or any pollutants, contaminants, radioactive materials or waste, or petroleum or petroleum related products or waste on, in or in connection with the Property except for such storage and use incidental to the operation of the Property, which use and storage were and continue to be in compliance with all applicable laws;

(xi)     [intentionally omitted];

(xii)     neither Seller nor any direct or indirect owner of Seller is (a) identified on the Specially Designated and Block Persons List of the Office of Foreign Asset Control of the Department of the Treasury, or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States; and

(xiii)     there are no outstanding contracts or agreements between Seller and any person that would be binding upon Buyer in connection with the Property.

Seller shall indemnify and defend Buyer against and hold Buyer harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any breach by Seller of its representations and warranties hereunder; provided, however, Buyer will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach or breach of such covenant, exceeds Fifty Thousand and No/100 Dollars ($50,000.00), and then only to the extent of such excess. In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, One Hundred Thousand and No/100 Dollars ($100,000.00). The provisions of this Paragraph 19 shall survive the Closing for a period of three (3) months.

20.    Deferred Rent. Buyer and Seller acknowledge that Buyer owes deferred rent (“Deferred Rent”) and accrued interest on the Deferred Rent under the Lease (“Accrued

Interest”).* Within ninety (90) days after Closing, Buyer shall pay Seller fifty percent (50%) of the then current balance of the Deferred Rent and Accrued Interest. Buyer shall pay Seller the remaining balance of the Deferred Rent and Accrued Interest in five (5) equal installments with interest on the balance of the Deferred Rent only at an annual simple rate equal to four and one-half percent (4.5%) on January 4, 2022, April 1, 2022, July 1, 2022, October 3, 2022 and January 3, 2023.    The provisions of this Paragraph 20 shall survive the Closing.

*

Note: Deferred Rent equals $5,062,788 and Accrued Interest through June 30, 2021 equals $1,053,751. Interest will continue to accrue on Deferred Rent only at an annual simple rate equal to 9.25% until the Closing, at which time interest will accrue on the balance of the Deferred Rent at an annual simple rate equal to 4.5% until all Deferred Rent is paid. So as to avoid any ambiguity, in no event shall interest accrue or be payable on any Accrued Interest.

21.    Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be (i) delivered personally, or (ii) sent by a nationally recognized overnight courier service, or (iii) deposited in the United States mail, postage paid, certified, with return receipt requested, or (iv) transmitted by electronic mail with receipt acknowledged, and addressed as set forth below:

IF TO SELLER: 275 Dan Road SPE, LLC 35 Sawgrass Drive Bellport, NY 11713 Attn: Michael Katz e-mail:	IF TO BUYER: Organogenesis Inc. 150 Dan Road Canton, MA 02021 Attn: Lori Freedman, General Counsel e-mail:

With a copy to:	With a copy to:

Mintz Levin Cohen Ferris Glovsky & Popeo, P.C. One Financial Center Boston, MA 02110 Attn: Caroline Rosenbaum e-mail	Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, Massachusetts 02210 Attention: William R. Kolb e-mail:

Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

22.    Governing Law. This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts.

23.    Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement.

24.     Performance on Business Days. If any date for the occurrence of an event or act under this Agreement falls on a Saturday or Sunday or legal holiday in the Commonwealth of Massachusetts, then the time for the occurrence of such event or act shall be extended to the next succeeding business day.

25.     Entire Agreement. This Agreement, together with all the Exhibits, if any, attached hereto and incorporated by reference herein, constitutes the entire undertaking between the parties hereto, and supersedes any and all prior agreements, arrangements and understandings between the parties.

26.     Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall constitute an original. Each of Seller and Buyer hereby acknowledges and agrees that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Agreement had been delivered. Each party hereto (i) intends to be bound by the signatures (whether original, faxed or electronic) on any document sent by facsimile or electronic mail, (ii) is aware that the other party will rely on such signatures, and (iii) hereby waives any defenses to the enforcement of the terms of this Agreement based on the foregoing forms of signature.

27.     Attorneys’ Fees. Any party to this Agreement who is the prevailing party in any legal proceeding against the other party brought under or with respect to this Agreement or transaction will be additionally entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing party.

[Signature page follows]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“BUYER”

ORGANOGENESIS INC.

By:	/s/ Gary S. Gillheeney
Name: Gary S. Gillheeney
Title: President

“SELLER”

275 DAN ROAD SPE, LLC

By:	/s/ Glenn Nussdorf
Name: Glenn Nussdorf
Title: Manager

{Signature Page to Purchase and Sale Agreement}

Execution Version

EXHIBIT A

Legal Description of the Property

A certain parcel of land consisting of 10.577+/- acres located in Canton, Norfolk County, Massachusetts being Lot 30 shown on Land Court Plan No. 37081L filed with Certificate of Title 136301, and bounded and described as follows:

Beginning at a point which is the intersection of the Dan Road Extension and the westerly line of Lot 31 shown on the aforementioned Plan;

Thence turning and running south 71 13’19” west, a distance of 332.00 feet to a point;

Thence turning and running in a westerly direction with a radius of 1440.00 feet, a distance of 143.34 feet to a point;

Thence turning and running by a line curving to the right with a radius of 40.00 feet, a distance of 37.94 feet to a point;

Thence turning and running by a line curving to the left with a radius of 75.00 feet, a distance of 60.00 feet to a point;

Thence turning and running north 72 48’53” west, a distance of 115.30 feet to a point;

Thence turning and running north 47 28’08” west, a distance of 510.00 feet to a point;

Thence turning and running north 42 31’52” east, a distance of 275.25 feet to a point;

Thence turning and running north 28 22’19” east, a distance of 250.00 feet to a point;

Thence turning and running south 54 25’29” east, a distance of 799.24 feet to a point;

Thence turning and running south 18 46’41” east, a distance of 230.00 feet back to the point and place of beginning;

Together with the benefit of the rights and easements in common with others set forth in the Declaration of Easements, Covenants and Restrictions for Canton Commerce Center — Phase One by Eastrich No. 78 Corporation dated June 18, 1992 and filed with said Land Court District as Document No. 628620, as amended of record.

For Seller’s title, see Certificate of Title No. 183400.